First Security Bancorp, Inc. Fourth Quarter Results
                                                            EXHIBIT 99(a)

         First Security Bancorp, Inc., the parent of First Security Bank of Lexington, announced its financial results for the first quarter ended March 31, 2001.

         Net income for the three months ended March 31, 2001 was $253,000, or 17 cents per share, compared to $218,000, or 22 cents per share, for the same quarter a year ago. The number of outstanding shares increased from 1,000,000 at March 31,2000 to 1,456,250 at March 31, 2001.

         Total assets were $151.9 million, a 12.9% increase from $134.5 million at December 31, 2000 and up 45.8% from $104.2 million a year ago. Deposits increased 14.5% from $115.5 at December 31, 2000, to $132.2 million at March 31, 2001, and grew 40% from $94.4 million a year ago. Net loans increased from $105.9 million at December 31, 2000 to $113.5 million at March 31, 2001, an increase of 7.2%, and were up $23.3 million, or 25.8%, from $90.2 million in net loans at March 31, 2000.

         First Security Bank has also filed for regulatory approval to relocate its main downtown office from 400 East Main Street to 318-320 East Main Street, and to open a new branch in the Palomar Centre. These locations are expected to be occupied (pending regulatory approval) in late summer.